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                                                                   EXHIBIT 10.13

                                FIRST AMENDMENT
                                     TO THE
                                 STEELCASE INC.
                           MANAGEMENT INCENTIVE PLAN
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     WHEREAS, Steelcase Inc. (the "Company") has established and maintains the
Steelcase Inc. Management Incentive Plan (the "Plan"), originally effective June 27, 1994, and as most recently amended and restated effective as of March 1, 1996; and

     WHEREAS, pursuant to Section 9.1, the Company has reserved to its Board of Directors the right to amend the Plan at any time; and

     WHEREAS, the Board of Directors of the Company has delegated to its Compensation Committee (the "Compensation Committee") the necessary authority to amend the Plan; and

     WHEREAS, the Compensation Committee desires to amend the Plan to incorporate provisions for forfeiture of benefits in the event a Participant engages in competition with the Company.

     NOW THEREFORE, IN CONSIDERATION OF THE PREMISES, the Plan is amended, effective immediately, as follows:

     1.   The title to Section 7.4 is amended to read:

     "7.4 Partial Year Participation, Employment Changes and Forfeitures."

     2. A new Section 7.4(e) is added to the Plan reading as follows, and the current Section 7.4(e) is renumbered as 7.4(f):

               "(e) Competition. A Participant shall not be entitled to the payment of incentive compensation for the Plan Year and the balance in the Participant's long-term incentive compensation account shall be forfeited in the event the Participant directly or indirectly engages in Competition with Steelcase. Competition means directly or indirectly engaging in competition with the Company or any subdivision, subsidiary, or affiliate of the Company (collectively, the `Company') at any time during employment with the Company or during the three (3) year period following termination of employment with the Company, without prior approval of the Committee. A Plan Participant engages in competition if that person participates directly or indirectly in the manufacture, design or distribution of any products of the same type as those of the Company, including, but not limited to, office furniture, office systems or architectural products, or the providing of any related services, for or on behalf of any person

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     or entity other than the Company and its authorized dealers, at any location within or without the United States of America. It is intended that this definition shall be enforced to the fullest extent permitted by law. If any part of this definition shall be construed to be invalid or unenforceable, in whole or in part, then such definition shall be construed in a manner so as to permit its enforceability to the fullest extent permitted by law."

     IN WITNESS WHEREOF, the Company has caused this First Amendment to the Steelcase Inc. Management Incentive Plan to be executed by its duly authorized officer this 29th day of February, 2000.

                              STEELCASE INC.


                              By:    /s/ Nancy W. Hickey
                                     ------------------------------------
                                     Its:  Senior Vice President
                                           Global Human Resources